LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS


	The undersigned, an executive officer of The Southern Company, hereby makes, constitutes and appoints Patricia L. Roberts my agent and attorney-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the
Securities and Exchange Commission Initial Statement of Beneficial Ownership of
Securities, Statement of Changes in Beneficial Ownership, and Annual Statement
of Changes in Beneficial Ownership, on Forms 3, 4 and 5, respectively, and any appropriate amendment or amendments thereto.

	This Power of Attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of The Southern Company ceases, unless earlier revoked by me by written document delivered to the Assistant
Secretary of The Southern Company.

	Signed this __5th_____ day of _February___, __2008____.





                                         C. Alan Martin_____